Assets Sales Agreement

Assets Acquisition of Mael Aircraft

This Sales agreement (the "Sales Agreement'') is intended to describe the general terms and conditions ofa proposed acquisition of assets of MAEL AIRCRAFT Corporation, a Sub-Chapter "s" Corporation organized under the laws of Mississippi,  ('Mael''), and TAHAWIAerospaceCorp organized under the laws of Delaware ('TAHAWI'') the parties intend to execute the definitive purchase and sale agreement and a definitive escrow agreement and anyother agreement that may   be   necessary  to   effect   the   transaction   (together,   the   "TransactionDocuments''). NOlWITHSTANDING THE  FOREGOING,  THE  PARTIES INTEND  TO  be  BOUND BY THE "Confidentiality",   "Dispute  Resolution",  "Exclusivity",   "Expenses"  and  "Governing   Law", PROVISIONS. The proposed Asset Sales AGREEMENT., which are intended to  be, and are, bindingagreements between the parties, this Sales Agreement is a binding agreement on "Mael" and"TAHAWI" and the existing Shareholders (as defined below) to proceed with the transaction.

1.
Parties:
Mr. Andy Altahawi, on behalf TAHAWI Aerospace and its shareholders Mr. Steve  Mael  on   behalf  of  Mael  Aircraft   Corporation  and  its shareholders, as the  individual  shareholders  of  Mael(together,  the "Existing  Shareholders"  with   a  currentshareholding,respectively   in

Mael,and together with TAHAWI, the "Parties").

2.

Transaction:

TAHAWI will purchase (the "Transaction") 100% of the assets of MAEL AIRCRAFT  ASSETS including but not limited to one FAA Type Certificate with modifications for 2 variations of prototype  airplanes, one for four passenger, twin-engine aircraft and the other for- six passenger, twin-

engine aircraft. Both certificate  and prototype  aircraft are included in the sale along with a partially assembled plane in the construction jig, a static  plane model used to  superimpose load factors  for  stress and structure, all dies, jigs and molds utilized to fabricate the airplane parts,

enough  formed  parts  for  1-3  aircraft  frames  and  all  available  raw materials.

In addition, all intellectual property  rights and patents associated with the aircraft as well as all available blueprints, designs, catalog and card files and books used to construct the aircraft are also included in the sale. Originally these aircraft were part of a Sam Burns/Mississippi State

University study to develop lightweight  fuel-efficient  passenger planes that could be converted to jets in the 1970s. Both aircraft feature twin reciprocating engines utilizing semi-monologue, an all-aluminum  basic frame structure with fiberglass nose,tail, wing tips, fairings and cowls, a circular  fuselage at mid-wing  and a tail in a low  drag design that  is

aerodynamically   smooth   construction.   Also,  a  cabin  air-operated

stairway entrance opens into a depressed center walkway. The tricycle landing gear is hydraulically operated as well as fully retractable. Electrically operated flaps are slotted with  a long lip and large radius. This FAA Type Certificate offers an "immediate production" opportunity and   reflects   several  years'  worth   of   extensive  engineering   and
investment by NASA.

3.  Purchase Price:

4.  Escrow:

Subject to TAHAWI's obtaining at closing (the "Closing") equity financing of the equivalent of $5 Million in cash and $5.5 million in post- money valued in stock "(The post money value will be calculated on a minimum  of one hundred million dollars post investorsmoney value or according to our offering memorandum  to our investors, whichever is greater)",  which  is equal to  2,750,000Million shares to  Mael shareholders for two dollars $2 per shares "As per TAHAWI's offering", based on the offering price of two $2 dollars per share in our offering memorandum  to the  investors, thisdefined  as thepurchase price (the "Purchase Price") to be paid as of theCiosing Date) will equal $5 Million in cash, of which:
(i)  $5  Million  will  be  paid  on the  Closing Date, subject to  the  due diligence.

(ii) $5 Million will be held in escrow as described in the section entitled "Escrow" below.

The Parties agree that they will structure the payments of thePurchase Price in a tax efficient manner as provided by tax professional and that any suchstructure will be subject to the mutual agreement of the Parties.Similarly, although   the  Parties  currently  intend  to  structure theTransaction as the  purchase of the  stock of the  Mael, the Parties may   consider   structuring   the   Transactionin   a  different   manner, including a purchase of all of the assets ofthe Mael, subject to tax, legal and  otherconsiderations  which  structure  shall not  be  unreasonably denied.

$5 Million of the Purchase Price will be placed in a bank account in the names of the Mae! aircraft Company, LLC.  Which will release funds in such  bank  account,  including  any  interest   earned  thereon,  to  the Existing Shareholders based on the on the list provided by the seller as follows:
(i) $1 Million  will be released immediately  post due diligence, closing and the successful fund raise by TAHAWI to fund the acquisition, and

5.  Non-Compete:

6. Due Diligence:

the remaining balance of $4 million  dollars shall be released 60 days post-closing or at final settlement whichever is sooner.
The Existing Shareholders agreed not to,directly or indirectly,enter
into, encourage, assist, work, consult or ownany interest in a competing business involving  the  aircraft  manufacturing   for  aperiod of 6 years following  the  Closing Date without  thewritten consent of  Mael.  The Existing  Shareholders  will   alsoagree  not   to  solicit  any  employee, customer or vendor of theMael for such 6 year period.

The Existing Shareholders will give, and will cause the Mael
, TAHAWI and TAHAWI's accountants,attorneys, partners, consultants, financing sources and all otherrepresentatives  and agents of TAHAWI full access to the Mael management, consultants, accountants, advisors andall   other  representatives,   and   to    all   properties,    operating andfinancial data, records,agreements and other informationrelating to the Transaction, to  the  extent  reasonably requested byTAHAWI. The Existing  Shareholders  will   use  their   best  efforts   tokeep   TAHAWI informed  of  any material  changes that  have  occurredor  may  occur affecting  the  business, results  of  operations,condition   (financial  or
otherwise) or prospects of the Mael.

7.  Confidentiality:

8.  Exclusivity:

The Parties agree to extend the Confidentiality
Agreement dated to June 31st, 2022.

During the period from the date of this asset Sales Agreementto the later  oftheCiosing date  of  January 31st,   2017,   or  at  the  fund  raise completion  (closing date)  the  ExistingShareholders will  not, and will cause the Meal not to, directly or indirectly, other than in theordinary course of  business, or  as contemplated  by this  Sales Agreement, (i) solicit, initiate  or encourage any inquiries, discussionsor proposals from any other person or entity relating to apossible acquisition of any part of the business or of the capitalstock, securities or assets of any of the Mael,(ii)   continue,  solicit,   encourage  or   enter   into   negotiations ordiscussions relating to any such possible acquisition, (iii) furnishto any other   person  or  entity   any  information   (not  already  in  thepublic domain) relating to any of the Mael orthe  Transactions contemplated hereby, except  as required  byapplicable  law,  or  (iv)  enter  into  or consummate  any agreementor  understanding  providing  for  any such possible  acquisition.TAHAWI agrees  to  inform   Maelwithin   60  days following  the  failure  to  obtain  the  necessary AcquisitionFinancing, or the necessary approvals of TAHAWI's investmentcommittee, and such notice will terminate the exclusivity perioddescribed herein.

9.  Sale of Mael Assets:

10. Limitation on Claims:

100% of the MAEL AIRCRAFT  ASSETS including
but  not  limited  to  one  FAA Type Certificate  with  modifications  for twovariations  of  prototype   airplanes, one  for  four  passenger, twin- engine aircraft  and the other  for- six passenger, twin-engine  aircraft. Both certificate  and prototype  aircraft  are included in the  sale along with  a partially assembled plane in the construction  jig, a static plane model  used to  superimpose load factors for  stress and structure, all dies, jigs and molds  utilized  to  fabricate  the  airplane  parts, enough formed parts for 1-3 aircraft frames and all available raw materials.
In addition, all intellectual property  rights and patents associated with the aircraft as well as all available blueprints, designs, catalog and card files and books used to construct the aircraft are also included in the sale. Originally these aircraft were part of a Sam Burns/Mississippi State University study to develop lightweight  fuel-efficient  passenger planes that could be converted to jets in the 1970s. Both aircraft feature twin reciprocating engines utilizing semi-monologue, an all-aluminum  basic frame structure with fiberglass nose, tail, wing tips, fairings and cowls,a circular  fuselage at mid-wing  and a tail in a low  drag design that  is aerodynamically   smooth   construction.   Also,  a  cabin  air-operated stairway entrance opens into a depressed center walkway. The tricycle landing  gear  is  hydraulically  operated  as well  as  fully  retractable. Electrically operated flaps are slotted with a long lip and large radius. This FAA Type Certificate offers an "immediate production" opportunity and   reflects   several  years'   worth   of   extensive  engineering   and investment by NASA.

The Existing Shareholders agree to pay and/or  reimburse TAHAWiand its affiliates for any claims and/or liabilities (including, butnot limited to, reasonable attorneys' fees and the costs andexpenses of defending any claims} arising out of, relating to orbased upon allegations of:
(i) any inaccuracy or breach of any representation  orwarranty  of  the
Existing Shareholders contained in theTransaction Documents;
(ii} any breach of any covenant contained in this Sales Agreement, and the Transaction Documents;
(iii)  any liability  or cost arising out  of the  manner in  whichthe  Mael compensate  theiremployees  and  other  persons  who  work  or  have workedfor theMaeiGroup;and
(iv} past taxes (including interest, penalties, etc.} imposed inrespect of the income, business, property or operationsof  the Mael, or for which anyExisting Shareholder may otherwise be liable for theperiod up to and including the Closing Date.

TAHAWI, in  its  sole discretion,  may  permit  any of  the ExistingShareholders to   participate,   at   his  own   expense,  in   any defenseof,  or  settlement   negotiations  with   respect  to,   any  third partyclaims.Any  claim  arising  out   of  the  inaccuracy  or  breach  of anyrepresentation or warranty contained in the TransactionDocuments must be made prior to the second anniversary of theCiosing Date.The maximum amount of claims that the Existing Shareholdersmay be liable to TAHAWI for a breach or inaccuracy of anyrepresentation or warranty will be $1Million, as described in thesection entitled  "Escrow" above, except to  the  extent  that  suchclaims arise from  a breach of certain representations   orwarranties   to   be  identified   in  the   Transaction
Documents,orfraud.

11. Closing Conditions:

The obligations of TAHAWI to complete  the Transactioncontemplated herein  will be subject, among other  things, to  thesatisfaction  of  the following conditions:
{v)  satisfactory  completion  of  legal,  accounting,  tax,financial, commercial  and  environmental  due  diligence,in  ALTAHAWI's sole discretion;
{vi)  negotiation,  execution  and  delivery  of  satisfactory  andmutually acceptable Transaction Documents;
{vii) receipt of Acquisition Financing as described in 3above;
{viii) absence of any material adverse change in the business, results of operations,condition {financial or otherwise)
or prospects of the Mael or any of itssubsidiaries;
{ix) absence of any material adverse change in the financialmarkets or economic conditions.
(x) receipt of all necessary governmental (The FAA), board ofdirectors, investment committee and third-partyapprovals;
(xi)   absence  of   any   action   or   proceeding   against  the   Existing Shareholders, the Mael orTAHAWI that  may affect the Transaction or the value ofTAHAWI's investment;
{xii) true and correct representations and warranties as of the Closing
Date;
{xiii) employment  contracts with key managers of Mael satisfactory to
TAHAWI;
(xiv) as of the close of business on the business day beforethe Closing Date, combined  working  capital of theMeal  Group Companies that  is sufficient to continue thebusiness as contemplated by the Business Plan asdetermined by TAHAWI in its sole discretion;

(xv) as of the Closing Date, no indebtedness outstanding inany form, other than the Acquisition Financing and asagreed between the Parties; and
(xvi) the forgiveness of all Existing Shareholder loans, andthe receipt of releases from  the Existing Shareholders inrespect of any claims by the
Existing Shareholdersagainst the MaeI.

12.  Representations and
Warranties:

The Transaction Documents will contain representations andwarranties that are customary for transactions of this size andnature,including, without limitation, the representations andwarranties listed in Annex I hereto.

13.  Governing Law:The Transaction Documents and this Sales Agreement will begoverned by the laws of the state of New Jersey and by New Jersey courts.

14.  Dispute Resolution: Any controversy, conflict or dispute of any nature  arising out  oforrelating  to  the  Transaction contemplated herein will be settledexclusively and finally by arbitration governed by ICC rulescarried  out  in  New  York City. The Existing Shareholdersand TAHAWI will each select one arbitrator  to represent them, andthe two arbitrators together will select a third arbitrator for theproceedings.

15.  Expenses: Each Party will bear its own expenses, however,if TAHAWI advisesthe Existing Shareholders prior  to the  closing date that  it hasreceived all necessary approvals, but the Closing does not occurby the closing date, then the Existing Shareholders willreimburse TAHAWI for its reasonable documented out-of-pocketexpenses.

16. Closing Date:  January 315

Mael Aircraft Company

2017

TAHAWp---- -